Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bank of Marin Bancorp and subsidiary of our report dated March 13, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bank of Marin Bancorp and subsidiary, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California
June 29, 2017